Exhibit 10.30

SCHNEIDER NATIONAL, INC.

DIRECTOR DEFERRED COMPENSATION PROGRAM

ARTICLE I

PURPOSE

The purpose of this Program is to allow Directors to defer all or part of their compensation received in respect of their services to the Company. This Program is intended to satisfy the requirements of Section 409A of the Code.

ARTICLE II

DEFINITIONS

The following words and phrases as used herein shall have the following meanings:

“Account” has the meaning set forth in Section 6.01(a) of this Program.

“Administrator” has the meaning set forth in Section 3.01 of this Program.

“Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under this Program. Any Participant’s Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.

“Board” means the Board of Directors of the Company.

“Cash Account” has the meaning set forth in Section 6.01(a) of this Program.

“Change of Control” means the occurrence of Change of Control within the meaning of the Company Equity Plan (as of the date of an applicable Deferral Election Agreement) that also constitutes a “change in the ownership of the Company”, “change in the effective control of the Company”, and/or a “change in the ownership of a substantial portion of the Company’s assets”, in each case, within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code.

“Claimant” has the meaning set forth in Section 9.01 of this Program.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or such other committee that the Board may designate for purposes of the Program.

“Common Stock” means the Class B common stock, no par value per share, of the Company.

“Company” means Schneider National, Inc., a corporation organized under the laws of the State of Wisconsin, or any successor corporation.

“Company Equity Plan” means the Schneider National, Inc. 2017 Omnibus Incentive Plan, as amended or restated from time to time, or any successor plan thereto.

“Deferred Stock Unit Awards” means the portion of Director Compensation that the Company elects to pay in the form of restricted stock units or other awards of Common Stock, under a Company Equity Plan or otherwise.

“Deferral Election Agreement” means a deferral agreement, on such form as may be prescribed by the Committee, executed and filed by a Participant prior to the beginning of the first period for which the Participant’s Director Compensation is to be deferred pursuant to this Program. A new Deferral Election Agreement shall be executed and filed by a Participant for each Director Compensation deferral election.

“Director” means an individual who is a member of the Board.

“Director Compensation” means the amount paid to a Director by the Company as compensation for the Director’s services in that capacity, including, without limitation, annual or quarterly retainers for serving as a Director, awards of Common Stock for serving as a Director, fees for serving as a committee member, fees for serving as chairperson of a committee, and fees for attendance at meetings of the Board and committees thereof.

“Disability” means a Participant’s becoming disabled within the meaning of Section 409A(a)(2)(C) of the Code.

“Eligible Investment Option” has the meaning set forth in Section 6.02(a) of this Program.

“Equity Account” has the meaning set forth in Section 6.01(a) of this Program.

“Equity Awards” means Deferred Stock Unit Awards and Stock Retainer Awards, collectively.

“Extension Notice” has the meaning set forth in Section 9.01 of this Program.

“Investment Fund” has the meaning set forth in Section 6.02(c) of this Program.

“Participant” means each individual who participates in this Program, as provided in Section 4.01 of this Program.

“Program” means this Schneider National, Inc. Director Deferred Compensation Program, as amended or restated from time to time.

“Program Year” means the twelve (12) month period beginning on January 1 of each calendar year and ending on December 31 of such calendar year.

“Stock Retainer Awards” means any Director Compensation that the applicable Director elects to receive in the form of Common Stock.

ARTICLE III

ADMINISTRATION

SECTION 3.01.    Administration. This Program shall be administered by the individuals serving the Company in the following positions (or positions or titles of similar import): (i) Vice President, Compensation & Benefits; (ii) Director, Compensation; and (iii) Executive Vice President – Chief Administrative Officer (collectively, the “Administrator”), who shall have full authority to construe and interpret this Program, to establish, amend and rescind rules and regulations relating to this Program, and to take all such actions and make all such determinations in connection with this Program as he may deem necessary or desirable. Subject to Article IX of this Program, decisions of the Administrator shall be reviewable by the Committee. Subject to Article IX of this Program, the Committee shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Program and decide or resolve any and all questions, including interpretations of this Program, as may arise in connection with this Program.

SECTION 3.02.    Binding Effect of Decisions. Subject to Article IX of this Program, the decision or action of the Administrator or Committee in respect to any question arising out of or in connection with the administration, interpretation and application of this Program and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Program.

SECTION 3.03.    Indemnification. To the fullest extent permitted by law, the Administrator, the Committee and the Board (and each member thereof), and any employee of the Company to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Program, except claims arising from gross negligence, willful neglect or willful misconduct.

ARTICLE IV

PARTICIPATION

SECTION 4.01.    Eligible Participants. Participation in this Program shall be limited to Directors who are not employees of the Company or any of its subsidiaries and who elect to participate in this Program by filing a Deferral Election Agreement with the Company.

ARTICLE V

DEFERRALS AND ELECTIONS

SECTION 5.01.    Initial Deferral Election Agreement. Each new Participant in this Program may file an irrevocable Deferral Election Agreement to defer payment of all or part of his Director Compensation to be earned during the Program Year in which the Director becomes a Participant in this Program and to have the Participant’s Account(s) credited with such deferred amounts. In order to make a deferral pursuant to this Section 5.01, the Participant must file an executed Deferral Election Agreement with the Company. This Deferral Election Agreement must be filed within thirty (30) days of the date on which the Director becomes eligible to participate in this Program (or in any other account balance Program described in Treasury Regulation Section 1.409A-1(c)(2)(i)(A), or any successor provision thereto) and shall be effective with respect to compensation earned after the date of filing thereof.

SECTION 5.02.    Annual Deferral Election Agreement. A Participant may file a Deferral Election Agreement on an annual basis to defer payment of all or part of his Director Compensation to be earned during the next succeeding Program Year and to have the Participant’s Account(s) credited with such deferred amounts. In order to make a deferral pursuant to this Section 5.02, the Participant must file an executed Deferral Election Agreement with the Company. The Deferral Election Agreement must be filed not later than, and such Deferral Election Agreement shall become irrevocable on, the last business day prior to the commencement of the Program Year to which the Deferral Election Agreement relates. Until a Deferral Election Agreement becomes irrevocable, it may be superseded by another Deferral Election Agreement or revoked in writing by the Participant.

SECTION 5.03.    Elective Deferred Director Compensation.

(a)    Each Deferral Election Agreement entered into by a Participant for any Program Year shall, at the Participant’s election, state the following amounts, if any, that shall, in each applicable case, be deferred and credited to such Participant’s Account(s) on the respective dates on which, absent such deferral election, such amounts would otherwise become payable or, in the case of Equity Awards, payable or settled (whichever is later):

(i)     the amount, expressed as a percentage (in whole numbers only) from 10% to 100%, of the portion of the annually or quarterly paid retainer fees that the Participant elects to receive in cash for serving as a Director for the following Program Year; and/or

(ii)    the amount, expressed as a percentage (in whole numbers only) from 10% to 100%, of cash fees, if any, for performing committee or other services for the Company or any other services at the request of the chairman of the Board for the following Program Year; and/or

(iii)    the entire amount of Deferred Stock Unit Awards granted to such Participant in the following Program Year; and/or

(iv)    the entire amount of the Stock Retainer Awards payable to such Participant in the following Program Year; and/or

(v)    the entire amount of dividend payments or dividend equivalent payments in respect of Equity Awards which are granted to such Participant in the following Program Year.

(b)    Each Deferral Election Agreement entered into by a Participant shall also contain an election specifying the distribution date on which the amounts deferred pursuant to such election (and any amounts credited or debited thereto) shall be distributed from such Account(s) in accordance with Article VII below. In the case of cash deferrals only, each such election may also contain an investment election providing for the manner in which such amounts shall be notionally invested in accordance with Section 6.02.

SECTION 5.04.    Applicability of Deferral Election Agreement. A Deferral Election Agreement that is not superseded or revoked shall remain effective until the end of the Program Year.

ARTICLE VI

DEFERRAL ACCOUNTS

SECTION 6.01.    Accounts.

(a)    Once a Participant enters into a Deferral Election Agreement that becomes irrevocable on the last business day prior to the commencement of the Program Year to which the Deferral Election Agreement relates, the Company shall thereupon establish for such Participant a deferred compensation account or accounts, as applicable (each an “Account”), to which amounts shall be credited as hereinafter provided. A Participant’s “Cash Account” shall be credited with any cash amounts deferred under the Plan by the Participant and any other cash amounts credited hereunder. A Participant’s “Equity Account” shall be credited with any Equity Awards deferred under the Plan by the Participant (including any dividend or dividend equivalent payments under Equity Awards deferred in accordance with the Plan).

(b)    Each Participant’s Account shall be increased by any deferred Director Compensation credited to or reduced by the amount of all distributions, if any, made from such Account.

(c)    Notwithstanding anything to the contrary herein, a Participant shall not be permitted at any time to allocate amounts deferred into his Cash Account to the Participant’s Equity Account or allocate Equity Awards deferred into the Participant’s Equity Account to the Participant’s Cash Account.

SECTION 6.02.    Investment Elections.

(a)    In connection with amounts credited to his Cash Account, a Participant may elect under his Deferral Election Agreement (i) one or more investment options selected by the Company, in its sole discretion, for the purpose of crediting or debiting additional amounts to his Cash Account (each such investment option, an “Eligible Investment Option”), and (ii) the portion of the Participant’s deferred cash amounts to be allocated to each such Eligible Investment Option. Earnings shall be credited or debited to a Participant’s Account in a manner compliant with Treasury Regulation Section 1.409A-1(o).

(b)    Notwithstanding anything to the contrary herein, nothing in the Plan shall require the Company to offer or continue to offer any particular investment option. In the event that the Company ceases to offer a particular investment option, each Participant shall be permitted to allocate amounts previously allocated to such discontinued investment option to one or more remaining Eligible Investment Options. The Company shall have no obligation to actually invest any funds or hold any property in respect of the notional investments described in this Section 6.02.

(c)    If a Participant does not make an investment election as described in Section 6.02(a) and (b) under his Deferral Election Agreement, then the Participant’s Cash Account shall be deemed invested in the Investment Fund from and after the applicable date of credit until the date of payment from such Cash Account. The “Investment Fund” means a notional fund which is deemed to consist of U.S. Treasury Notes with seven (7) years remaining to maturity, plus an additional one percent (1%) annual rate of return, with the annual rate set at the first business day of the December preceding the start of each Program Year.

SECTION 6.03.    Crediting of Equity Account. With respect to any Equity Award credited to a Participant’s Equity Account, if a Participant is entitled, in accordance with the terms of the applicable Company Equity Plan or applicable award agreement, to receive settlement of such Equity Award in the form of cash, or to receive any cash dividend or cash dividend equivalent payments, and such payments are deferred in accordance with the Plan, such payments shall be deemed invested in shares of Common Stock based on the Fair Market Value (within the meaning of the applicable Company Equity Plan) of the shares of Common Stock on the applicable payment date. Further, if a Participant is entitled, in accordance with the terms of the applicable Company Equity Plan or applicable award agreement, to receive dividends or dividend equivalent payments in the form of shares of Common Stock, and such payments are deferred in accordance with the Plan, such payments shall be credited to such Participant’s Equity Account. Equity Awards credited to a Participant’s Equity Account are subject to adjustment under any applicable provision of the applicable Company Equity Plan under which they were granted.

SECTION 6.04.    Vesting of Accounts. A Participant shall be 100% vested in his Account(s) at all times.

ARTICLE VII

DISTRIBUTIONS

SECTION 7.01.    Form of Payment. Distributions from a Participant’s Cash Account shall be made in one lump sum in cash. Distributions from each Participant’s Equity Account shall be made in one lump sum, with Equity Awards allocated to such account distributed in actual shares of Common Stock. For purposes of determining the number of shares of Common Stock to be distributed pursuant to this Section 7.01, the value of Equity Awards shall be considered equal to the closing price per share of Common Stock as reported on the New York Stock Exchange on the last business day prior to the day the distribution is made; provided that any fractional shares shall be converted to cash based on the closing price per share of Common Stock as reported on the New York Stock Exchange on the last business day prior to the day the distribution is made. All distributions under the Plan in the form of Company Stock shall be distributed pursuant to the applicable Company Equity Plan, and will count against the limit on the number of shares of Company Stock available for issuance thereunder.

SECTION 7.02.    Payment Events. Distributions from a Participant’s Account shall be made in a single lump-sum distribution on the last business day of the month following the month in which the earliest of the following events occurs:

(a)    the Participant’s “separation from service” (within the meaning of Section 409A of the Code);

(b)     a nondiscretionary and objectively determinable calendar date (within the meaning of Treasury Regulation Section 1.409A-3(i)(1)) selected by the Participant under the Deferral Election Agreement (if any);

(c)    the Participant’s Disability (as provided in Section 7.03 below); or

(d)    the Participant’s death.

SECTION 7.03.    Disability. In the Deferral Election Agreement, the Participant shall make an election with respect to the treatment of his Account(s) in the event of his Disability. The Participant may elect (i) to receive distribution of his Account(s) in the event of his Disability, or (ii) notwithstanding his Disability, to receive distribution of his Account(s) upon the occurrence of an event set forth in clauses (a), (b) or (d) in Section 7.02.

SECTION 7.04.    Unforeseeable Emergency. The Administrator may, in its sole and absolute discretion and subject to the requirements and restrictions under Section 409A of the Code, make a partial or total distribution of the Participant’s Account(s) upon the Participant’s request and a demonstration by the Participant of an “unforeseeable emergency” (as defined in Section 409A of the Code).

SECTION 7.05.    Change in Election. No change in a Participant’s payment election shall be valid unless it is made in a Deferral Election Agreement that is executed and filed with the Company in accordance with this Section 7.05. Any change in a Participant’s payment election with respect to his Account(s) may not take effect until at least twelve (12) months after the date on which the election is made in a Deferral Election Agreement that is executed and filed with the Company, and shall otherwise comply with Treasury Regulation Section 1.409A-2(b). The first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

ARTICLE VIII

EFFECT OF CORPORATE TRANSACTIONS

SECTION 8.01.    Change in Control. Notwithstanding anything contained in this Program to the contrary, upon a Change in Control, the Company shall distribute to each Participant the entire amount in such Participant’s Account(s) (determined as of the date of such distribution, taking into account any adjustments provided for in Article VI).

ARTICLE IX

CLAIMS PROCEDURE

SECTION 9.01.    Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under this Program or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Administrator shall consider the claim and within ninety (90) days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Administrator shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional ninety (90) days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Administrator expects to make a determination (the “Extension Notice”) before the end of the initial ninety (90) day response period indicating the reasons for the extension and the date by which a decision is expected to be made.

SECTION 9.02.    Appeal of Denial. A Claimant whose claim is denied by the Administrator and who wishes to appeal such denial must request a review of the Administrator’s decision by filing a written request with the Committee for such review within sixty (60) days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Committee to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Administrator. In connection with that review, the Claimant may submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within sixty (60) days after receipt by the Committee of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional sixty (60) days, as long as the Claimant receives an Extension Notice. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.

SECTION 9.03.    Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under this Program, whether in whole or in part, must file any suit or legal action within three (3) years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 9.02 of this Program or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Administrator. Notwithstanding anything in this Program to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under this Program before such Claimant may seek judicial review.

ARTICLE X

BENEFICIARY DESIGNATION

SECTION 10.01.    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons, entity or entities as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Program shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under this Program.

SECTION 10.02.    Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The new Beneficiary designation form shall cancel all Beneficiary designations previously filed.

SECTION 10.03.    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Participant’s Beneficiary shall be paid to the Participant’s estate.

SECTION 10.04.    Effect of Payment. The payment under this Article X of the amounts due to a Participant under this Program to a Beneficiary shall completely discharge the Company’s obligations in respect of the Participant under this Program.

ARTICLE XI

AMENDMENT AND TERMINATION OF PROGRAM

SECTION 11.01.    Amendment. The Board or the Committee may, from time to time, make such amendments to this Program as it may deem proper and in the best interest of the Company; provided, however, that, subject to Section 11.03 of this Program, no amendment shall be effective to decrease or restrict any applicable Participant’s Account(s) at the time of such amendment.

SECTION 11.02.    Company’s Right to Terminate. The Board or the Committee may terminate this Program at any time with respect to future deferrals of Director Compensation if, in its judgment, the continuance of this Program, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board or the Committee may also terminate this Program in its entirety at any time, and, upon any such termination, the Company shall immediately pay to each Participant in a lump sum the then remaining balance in his Account(s), subject to and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision thereto).

SECTION 11.03.    Section 409A. If, in the good faith judgment of the Committee, any provision of this Program or any Deferral Election Agreement could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision therein to the contrary, the Committee shall have broad authority to amend or to modify this Program or any Deferral Election Agreement, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no Accounts are subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 11.03 shall be final, conclusive and binding on all persons.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01.    Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under this Program. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under this Program shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

SECTION 12.02.    Nonassignability. Each Participant’s rights under this Program shall be nontransferable except by will or by the laws of descent and distribution. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

SECTION 12.03.    Rights and Obligations. Nothing in this Program shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders or to limit the rights of the shareholders to remove any Director.

SECTION 12.04.    Binding Effect. This Program shall be binding upon and shall inure to the benefit of the Participant or his Beneficiary, his heirs and legal representatives, and the Company.

SECTION 12.05.    Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such other action as may be requested by the Company.

SECTION 12.06.    Withholding. To the extent that the Company is required to withhold any taxes or other amounts from the Participant’s deferred compensation pursuant to any state, federal or local law, such amounts shall first be taken out of the portion of the Participant’s Director Compensation that is not deferred under this Program. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.

SECTION 12.07.    Severability. In the event that any provision or portion of this Program shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Program shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

SECTION 12.08.    Governing Law. This Program shall be construed under the laws of the State of Wisconsin, to the extent not preempted by federal law.

SECTION 12.09.    Headings. The section headings in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of this Program.

SECTION 12.10.    Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of this Program. This Program is intended to meet the requirements of Section 409A of the Code and shall be interpreted and construed consistent with such intent.

SECTION 12.11.    Effective Date. This Program shall be effective as of the date of its adoption by the Board, and shall be effective with respect to Director Compensation for services on and after such date.